EXHIBIT 99.1

AutoZone Announces Two New Directors; Membership Expands to 11

MEMPHIS, Tenn., Aug. 18, 2008 (PRIME NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today announced the election of Robert R. Grusky and William C. Crowley to the AutoZone Board of Directors. In accordance with the recently announced agreement with its largest shareholder, ESL Investments, Inc., the Company agreed to add three new directors to the Board, two of whom were to be identified by ESL. Pursuant to the terms of this agreement, Messrs. Grusky and Crowley were identified by ESL. The Company expects to name the third new board member by the annual stockholders' meeting to be held in December.

In 2000, Mr. Grusky founded Hope Capital Management, LLC, an investment firm for which he serves as Managing Member. He also co-founded New Mountain Capital, LLC, a private equity firm, in 2000 and was a Principal, Managing Director and Member of New Mountain Capital from 2000 to 2005. He remains a Senior Advisor with the company. From 1998 to 2000, Mr. Grusky served as President of RSL Investments Corporation, the primary investment vehicle for the Hon. Ronald S. Lauder. Prior to 1998, Mr. Grusky also served in a variety of capacities at Goldman, Sachs & Co. in its Mergers & Acquisitions Department and Principal Investment Area. Mr. Grusky is a director of AutoNation, Inc. and Strayer Education, Inc.

Since March 2005, Mr. Crowley has served as a director of Sears Holdings Corporation, a broadline retailer. Additionally, he has served as Executive Vice President of Sears Holdings Corporation since March 2005 and as Chief Administrative Office of Sears Holdings Corporation since September 2005. Mr. Crowley has served as a director of Sears Canada Inc. since March 2005 and as the Chairman of the Board of Sears Canada Inc. since December 2006. Since January 1999, Mr. Crowley has been President and Chief Operating Officer of ESL Investments, Inc., a private investment firm. Prior to joining ESL Investments, Mr. Crowley was a Managing Director at Goldman, Sachs & Co. Mr. Crowley also serves as a director of AutoNation, Inc.

In making the announcement, Bill Rhodes, Chairman, President and CEO said, "I am excited to welcome these two new directors. We are fortunate to have such outstanding individuals join our Board. Both Bob and Bill possess a vast knowledge of retailing and finance, and, additionally, their strategic planning experience will serve AutoZone and our stockholders well."

About AutoZone:

As of May 20, 2008, AutoZone sells auto and light truck parts, chemicals and accessories through 4,032 AutoZone stores in 48 states, the District of Columbia and Puerto Rico in the U.S. and 130 stores in Mexico.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, and service stations. AutoZone also sells the ALLDATA brand diagnostic and repair software. On the web, AutoZone sells diagnostic and repair information, and auto and light truck parts through www.autozone.com. AutoZone does not derive revenue from automotive repair or installation.

CONTACT:  AutoZone, Inc.
          Media:
          Ray Pohlman
            901 495-7962
            ray.pohlman@autozone.com
          Financial:
          Brian Campbell
            901 495-7005
            brian.campbell@autozone.com